Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

NEAH POWER SYSTEMS, INC.,

NEAH POWER ACQUISITION CORP.,

SOLCOOL ONE, LLC, AND

MARK WALSH

Dated as of November 26th, 2008

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 26th, 2008 (the “Closing Date”), is made by and among Neah Power Systems, Inc., a Nevada corporation (“Buyer”), Neah Power Acquisition Corp., a Nevada corporation, a direct and wholly owned subsidiary of Buyer (“Buyer Sub”), SolCool One, LLC, a California limited liability company (the “Company”), and Mark Walsh (“Walsh”), Manager and founder of the Company, and a resident of the State of California.

WHEREAS, the Board of Directors of Buyer, Buyer Sub and the Company have determined that it is in the best interests of their respective companies and their stockholders and members, respectively, to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into the Buyer Sub, with the Buyer Sub being the surviving entity (the “Merger”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
The Merger

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Nevada (the “Nevada Law”) and the Beverly-Killea Limited Liability Company Act of the State of California (the “California Law”), upon the execution of this Agreement and concurrent with the filing of the Articles of Merger (the “Articles of Merger”) with the Secretary of State of the State of Nevada and the Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of California (in accordance with the relevant provisions of Nevada Law and California Law, respectively), the Company shall merge with and into the Buyer Sub. The separate corporate existence of the Company will cease upon the filing of the Articles of Merger and the Certificate of Merger (the “Effective Time”), and the Buyer Sub will continue as the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”) in the Merger. The Buyer Sub, as the surviving corporation after the Merger, will be governed by the laws of the State of Nevada.

For purposes of this Agreement, the actions taken in connection with the execution of this Agreement and the filing of the Articles of Merger and the Certificate of Merger shall be known as the “Closing.”

Section 1.2 Effect of the Merger; Closing. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of California Law and Nevada Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Buyer Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Buyer Sub (including any personal guarantees of the Members executed in the ordinary course of business prior to Closing and identified on Schedule 1.2) will become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Buyer Sub, as in effect immediately prior to the Effective Time and set forth on Exhibit A, shall be the Articles of Incorporation of the Surviving Corporation, provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation will be amended to reflect that the name of the Surviving Corporation will be “SolCool, One One, Inc.”

Section 1.4 Bylaws. At the Effective Time, the bylaws of Buyer Sub, as in effect immediately prior to the Effective Time and set forth on Exhibit B, shall be the Bylaws of the Surviving Corporation, provided, however, that the bylaws of the Surviving Corporation will be amended to reflect that the name of the Surviving Corporation will be “SolCool, One One, Inc.”

Section 1.5 Board of Directors and Officers. The directors and corporate officers of Buyer Sub immediately prior to the Effective Time, shall be the directors and corporate officers of the Surviving Corporation.

Section 1.6 Conversion of Membership Interests. At the Closing, by virtue of the Merger and without any action on the part of the holder of any membership interests of the Company, the Buyer shall issue to the Company the aggregate sum of $500,000 in the form of Series B Preferred Stock, par value $.001 per share (“Series B Preferred”), or 100,000 shares of Series B Preferred, at a price of $5.00 per share (the “Series B Preferred Consideration” or the “Merger Consideration”). Except as otherwise provided herein, the Series B Preferred shall be convertible in according with the provisions thereof any time after the second anniversary of its issuance date into shares of Buyer’s common stock (the “Conversion Shares”), have a conversion price equal to the average of the closing bid and asked prices of Buyer’s shares of common stock for four days prior to the date of this Agreement.

Section 1.7 Surrender of Membership Interests; Transfer Books.

(a) At the Closing, the Members will surrender Members’ Certificate(s) to Buyer. Until so surrendered, such Certificates will represent solely the right to receive the Merger Consideration relating thereto.

(b) At the Effective Time, the transfer books of the Company will be closed and there will not be any further registration of transfers of any membership interests or options thereafter on the records of the Company. If, at or after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they will be canceled and exchanged for Merger Consideration as provided in Section 1.6.

For purposes of this Agreement, the term “Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

Section 1.8 The Financing. Buyer shall use its best efforts to obtain $1,200,000 in new capital (the “Financing”) and shall provide capital to the Surviving Corporation based upon the Surviving Corporation achieving the following milestones: $50,000 upon a financing arranged by Buyer for the Surviving Corporation of not less than an initial $400,000, $150,000 upon a financing arranged by Buyer for the Surviving Corporation of not less than an additional $400,000 and $300,000 upon a financing arranged by Buyer for the Surviving Corporation of not less than an additional $400,000. An additional $500,000 shall be reserved as a credit facility to finance production letters of credit based upon a subsequent financing. The capital provided to the Surviving Corporation under this Section 1.8 shall be administered by Buyer’s CFO and shall be used by the Surviving Corporation to meet shipping commitments and cover operating costs, including payments of salaries and other overhead items.

ARTICLE II
Representations and Warranties of Company and Members

Except as set forth in the Company Disclosure Letter which is attached to and incorporated into this Agreement for all purposes (the “Company Disclosure Letter”), the Company and Walsh, jointly and severally, represent and warrant to the Buyer as of the Closing Date as follows:

Section 2.1 Organization, Qualification and Corporation Power. The Company (a) is a limited liability company duly formed, validly existing and in good standing under the Laws of California and has the requisite power and authority to own, operate or lease its properties and to carry on its business as is now being conducted and proposed to be conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below) on the Company, and (b) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has furnished to Buyer true, correct and complete copies of its Articles of Organization, Operating Agreement and bylaws.

For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance or effect whether or not such change, event, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such entity in this Agreement that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations, employees or prospects of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect is caused by results from (i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner) or (iii) changes in the trading prices for such entity’s capital stock.

For purposes of this agreement, the term “Law” shall mean any applicable foreign, federal, state or local law, statute, code, ordinance, regulation, rule, principle of common law or other legally enforceable obligation imposed by a court or other Governmental Entity (as defined in Section 2.5 below) in the applicable jurisdiction.

Section 2.2 Membership Interests; Subsidiaries.

(a) The membership interest ownership of the Company (the “Membership Interests”) is set forth on Schedule 2.2 (collectively, the “Members”). The Members hold good and valid title to such Membership Interests, free and clear of all liens, agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever (other than normal restrictions on transfer under applicable federal and state securities laws). All issued and outstanding Membership Interests have been duly authorized and were validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute, the Articles of Organization, Operating Agreement or bylaws of the Company, or any agreement or document to which the Company is a party or by which it is bound and have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. The Company is not under any obligation to register under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any of its presently outstanding Membership Interests or any securities that may be subsequently issued. There is no liability for dividends or distribution of profits accrued but unpaid with respect to the Company’s outstanding Membership Interests.

(b) There are no existing (i) options, warrants, calls, preemptive rights (except for the claim by Michael Kinsey for 10% of any settlement payments made by GreenCore Air, Inc .in the case styled SolCool One, LLC v. Green Core Air, Inc., et al., Case No. CYRS 002866 in the Superior Court of the State of California, County of San Bernardino, Rancho Cucamonga District), subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company to issue, transfer or sell any membership interests or other equity interest in, the Company or securities convertible into or exchangeable for such membership interests or equity interests, (ii) contractual obligations of the Company to repurchase, redeem or otherwise acquire any membership interests of the Company or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the membership interests of the Company.

(c) The Company does not have any direct or indirect Subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

For purposes of this Agreement, the term “Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the membership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of managers or other governing body of such corporation or other legal entity.

Section 2.3 Ownership of Membership Interests.

(a) The Members are the record and beneficial owner of, and have good and valid title to, all of the Membership Interests, which Membership Interests (i) are free and clear of all liens, mortgages, encumbrances, pledges, claims, options, charges, easements, restrictions, covenants, conditions of record, encroachments, security interests and claims of every kind and character (each, a “Lien”) and (ii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such membership interests or other ownership interests). Except for those Members’ Certificates surrendered in accordance with Section 1.7 there are no other Members’ Certificates issued or outstanding.

(b) There are no outstanding existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character to which such Members are a party obligating the Members to issue, transfer or sell any Membership Interests or other equity interest in the Company or securities convertible into or exchangeable for such membership interests or equity interests or (ii) voting trusts, members’ agreements or similar agreements to which such Members are a party with respect to the voting of the Membership Interests owned by such Members.

Section 2.4 Authority Relative to this Agreement. The Company has the necessary power and authority to enter into this Agreement and, subject to the filing of the Articles of Merger and the Certificate of Merger, to carry out its obligations hereunder. The Members have the necessary competency, power and authority to enter into this Agreement and carry out the obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and the Members and, subject to the filing of the Articles of Merger and the Certificate of Merger, no other corporate proceeding is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and the Members and, assuming the due authorization, execution and delivery of this Agreement by Buyer and Buyer Sub, constitutes a legal, valid and binding obligation of the Company and the Members, enforceable against them in accordance with its terms, except that (a) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereinafter in effect, affecting creditors’ rights generally, and (b) the general principles of equity (regardless of whether enforceability is considered at a proceeding at Law or in equity).

Section 2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company and the Members does not, and the consummation by the Company and the Members of the transactions contemplated hereby will not, (i) conflict with or violate any Law, court order, judgment or decree applicable to the Company, its Subsidiaries or the Members or by which any of their property is bound, (ii) violate or conflict with the Articles of Organization, Operating Agreement or Bylaws (or comparable organizational documents) of the Company or its Subsidiaries, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or its Subsidiaries pursuant to, any contract, instrument, Permit or license to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their property is bound, except in the case of clauses (i) and (iii) for conflicts, violations, breaches or defaults which, individually or in the aggregate, would not have or result in a Material Adverse Effect on the Company.

(b) Except for the filing of the Articles of Merger and the Certificate of Merger and applicable requirements, if any, under “takeover” or “blue sky” Laws of various states, neither the Company nor any of its Subsidiaries is required to submit any notice, report or other filing with any federal, state or local or foreign government, political subdivision thereof, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a “Governmental Entity”) in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby the failure of which to submit would, individually or in the aggregate, have or result in a Material Adverse Effect on the Company. No waiver, consent, approval or authorization of any Governmental Entity or any third party is required to be obtained or made by the Company or its Subsidiaries in connection with its execution, delivery or performance of this Agreement the failure of which to obtain or make, individually or in the aggregate, would have or result in a Material Adverse Effect on the Company.

Section 2.6 Financial Statements; Debt.

(a) Attached as Section 2.6(a) of the Company Disclosure Letter are (i) the Company’s unaudited balance sheet, and statement of cash flows and income statement for the year ending December 31, 2007 and (ii) the Company’s unaudited balance sheet (the “Company Balance Sheet”), statement of cash flows and income statement each dated as of September 30 2008 (the “Balance Sheet Date”) (all such financial statements being collectively referred to herein as the “Company Financial Statements”). The Company Financial Statements (a) are in accordance with the books and records of the Company and (b) fairly present the financial condition of the Company at the date therein indicated and the results of operation for the period therein specified.

(b) The Company has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Company Financial Statements in the ordinary course of its business, consistent with past practice and that are material in amount either individually or collectively.

Section 2.7 Absence of Certain Changes. Since the Balance Sheet Date, there has not been with respect to the Company or any Subsidiary:

(a) any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect thereon;

(b) any material loss of customers. Set forth on Section 2.7(b) of the Company Disclosure Letter is a true, correct and complete list of all customers lost in the preceding twelve (12) months, including the billing address and phone number for the respective customer;

(c) any notice of impending cancellation, or a material price increase, from any supplier or vendor;

(d) any contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

(e) any mortgage, encumbrance or lien placed on any of the properties thereof;

(f) any material obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business;

(g) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets thereof other than in the ordinary course of business;

(h) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business thereof;

(i) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the membership interests thereof, any split, combination or recapitalization of the membership interests thereof or any direct or indirect redemption, purchase or other acquisition of the membership interests thereof;

(j) any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, employees or agents;

(k) any change with respect to the management, supervisory or other key personnel thereof;

(l) any payment or discharge of a material lien or liability thereof which lien was not either shown on the Company Balance Sheet or incurred in the ordinary course of business thereafter; or

(m) any obligation or liability incurred thereby to any of its officers, managers or members or any loans or advances made thereby to any of its officers, managers or members except normal compensation and expense allowances payable to officers.

Section 2.8 Tax Matters.

(a) The Company and its Subsidiaries have timely filed all Tax Returns that they were required to file, and all such Tax Returns were correct and complete in all material respects. All Tax liabilities of the Company and its Subsidiaries for all taxable periods or portions thereof ending on or prior to the Effective Time have been, or will be prior to the Effective Time, timely paid or are adequately reserved for in the Company Financial Statements, other than such Tax liabilities as are being contested in good faith by the Company or its Subsidiaries. There are no ongoing federal, state, local or foreign audits or examination of any Tax Return of the Company or its Subsidiaries. Neither the Company nor its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time, nor has any such waiver or extension been required with respect to a Tax assessment or deficiency. No claim has ever been made by an authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) The Company and its Subsidiaries have withheld or collected and paid or deposited in accordance with law all Taxes required to have been withheld or collected and paid or deposited by the Company or its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor, members, or other third party.

(c) There is no dispute or claim concerning any Tax liability of the Company or its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which the Company has Knowledge.

(d) For purposes of this Agreement:

(i) “Knowledge” or words of similar import means all information that is actually known, following reasonable investigation, and in the case of the Company by the individuals set forth on Section 2.15 of the Company Disclosure Letter.

(ii) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by a Governmental Entity, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and any amounts of Taxes of a third Person that a Person or any Subsidiary of such Person is liable to pay by law or otherwise; and

(iii) “Tax Returns” means all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes including any schedules, attachments or amendments thereto.

Section 2.9 Title to Properties. The Company has good and marketable title to all of its assets as shown on the Company Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances (other than for Taxes not yet due and payable). All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Company or any its Subsidiaries is a party are fully effective and afford Company or its Subsidiaries peaceful and undisturbed possession of the subject matter of the lease. Neither Company nor any of its Subsidiaries is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a material adverse effect on its business), or has received any notice of violation with which it has not complied.

Section 2.10 Environmental Matters.

(a) During the period that the Company has leased or owned its properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. The Company has no Knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to the Company having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”). For the purposes of this Agreement “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials,” “toxic substance” or “hazardous chemical” under (1) CERCLA; (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

(b) None of the properties or facilities of the Company is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that the Company has owned or leased its properties and facilities, to the Company’s Knowledge, no third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

(c) During the time that the Company has owned or leased its properties and facilities, there has been no litigation brought or threatened against the Company by, or any settlement reached by the Company with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

Section 2.11 Intellectual Property.

(a) The term “Intellectual Property” means any (i) patents, (ii) trademarks, service marks, trade names, brand names, trade dress, slogans, logos and internet domain names, (iii) inventions, discoveries, ideas, processes, formulae, designs, models, industrial designs, know-how, proprietary information, trade secrets, and confidential information (including customer lists, training materials and related matters, research and marketing and sales plans), whether or not patented or patentable, (iv) copyrights, writings and other copyrightable works and works in progress, databases and software, (v) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (vi) all registrations and applications for registration of any of the foregoing, (vii) all common law trademarks and service marks used by the Company or its Subsidiaries and (viii) any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world. The term “Company IP” means any Intellectual Property used or held for use by the Company or its Subsidiaries, in the conduct of their businesses as currently conducted and currently proposed to be conducted.

(b) Section 2.11(b) of the Company Disclosure Letter sets forth a true, correct and complete list (including, the owner, title, registration or application number and country of registration or application, as applicable) of all of the following Company IP: (i) registered trademarks, (ii) applications for trademark registration, (iii) domain names, (iv) patents, (v) applications for patents, (vi) registered copyrights (vii) applications for copyright registration and (viii) licenses of all Intellectual Property (other than off-the-shelf business productivity software that is the subject of a shrink wrap or click wrap software license agreement (“Desktop Software”)) to or from the Company. The Company has delivered or made available to Buyer prior to the execution of this Agreement true, complete and correct copies of all licenses of Company IP both to and from the Company and its Subsidiaries, except Desktop Software.

(c) The Company IP set forth on Section 2.11(b) of the Company Disclosure Letter constitutes all of the Intellectual Property used by and necessary for the Company and its Subsidiaries to operate their respective business as currently conducted and currently proposed to be conducted. The Company or its Subsidiaries owns all legal and beneficial right, title and interests in the Company IP, and the Company or its Subsidiaries has the valid, sole and exclusive right to use, assign, transfer and license all such Company IP for the life thereof for any purpose, free from (i) any Liens, and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever.

(d) All patent, trademark, service mark, copyright, patent and domain name registrations or applications set forth on Section 2.11(b) of the Company Disclosure Letter are in full force and effect and have not been abandoned, dedicated, disclaimed or allowed to lapse for non-payment of fees or taxes or for any other reason.

(e) None of the Company IP owned by the Company or its Subsidiaries has been declared or adjudicated invalid, null or void, unpatentable or unregistrable in any judicial or administrative proceeding. To the Knowledge of the Company, none of the Company IP used (but not owned) by the Company or its Subsidiaries has been declared or adjudicated invalid, null or void, unpatentable or unregistrable in any judicial or administrative proceeding.

(f) Neither the Company nor its Subsidiaries has received any written notices of, or has Knowledge of, any infringement or misappropriation by or of, or conflict with, any third party with respect to the Company IP or Intellectual Property owned by any third party. Neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated or conflicted with any Intellectual Property of any third party. The operation of the Company and its Subsidiaries does not, as currently conducted and currently proposed to be conducted, infringe, misappropriate or otherwise violate or conflict with the Intellectual Property of any third party.

(g) The transactions contemplated by this Agreement will not affect the right, title and interest of the Company or its Subsidiaries in and to the Company IP, and each of the Company and its Subsidiaries has taken all necessary action to maintain and protect the Company IP set forth on Section 2.11(b) of the Company Disclosure Letter and, until the Effective Time, will continue to maintain and protect such Company IP so as to not materially adversely affect the validity or enforceability of such Company IP.

(h) To the Knowledge of the Company, no officer, employee or manager or the Company or its Subsidiaries is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with the performance of such person’s duties as an officer, employee or manager of the Company or its Subsidiaries, the use of such person’s best efforts to promote the interests of the Company and its Subsidiaries or the Company’s or its Subsidiary’s business as conducted or as currently proposed to be conducted by the Company and its Subsidiaries. No prior employer of any current or former employee of the Company or its Subsidiaries has any right, title or interest in the Company IP and to the Knowledge of the Company, no person or entity has any right, title or interest in any Company IP. It is not and will not be with respect to the business as currently proposed to be conducted necessary for the Company or its Subsidiaries to use any inventions of any of its employees made prior to their employment by the Company or its Subsidiaries.

Section 2.12 Material Agreements.

(a) Section 2.12 of the Company Disclosure Letter sets forth a true, correct and complete list of the following agreements (whether written or oral and including all amendments thereto) to which the Company or its Subsidiaries is a party or a beneficiary or by which the Company or its Subsidiaries or any of their respective assets are bound (collectively, the “Material Agreements”):

(i) any real estate leases;

(ii) any other agreement for the provision of services by the Company or its Subsidiaries that have accounted for revenues of more than $5,000.00 per annum during any month since the Balance Sheet Date;

(iii) any agreement creating, evidencing, securing, assuming, guaranteeing or otherwise relating to any debt for which the Company or its Subsidiaries is liable or under which it has imposed (or may impose) a Lien on any of the assets, tangible or intangible, of the Company or its Subsidiaries;

(iv) any capital or operating leases or conditional sales agreements relating to personal property of the Company or its Subsidiaries;

(v) any supply or manufacturing agreements or arrangements pursuant to which the Company or its Subsidiaries is entitled or obligated to acquire any assets from a third party with a fair market value in excess of $5,000;

(vi) any insurance policies;

(vii) any employment, consulting, noncompetition, or separation agreements or arrangements;

(viii) any agreement with or for the benefit of any Members, officer, manager or employee of the Company, or any Affiliate of the Company, or any Person controlled by such individual or family member thereof;

(ix) any license to which the Company or its Subsidiaries is a party;

(x) any agreement in which the Company or its Subsidiaries has granted rights to license, sublicense or copy, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(xi) any written arrangement establishing a partnership or joint venture;

(xii) a list of all parties to any written arrangement concerning confidentiality, non-disclosure or noncompetition;

(xiii) any written arrangement under which the consequences of a default or termination could have a Material Adverse Effect on the Company; and

(xiv) any other agreement or arrangement pursuant to which the Company or its Subsidiaries could be required to make or entitled to receive aggregate payments in excess of $5,000.00 or entered into outside of the ordinary course of business.

For purposes of this Agreement, “Affiliate” means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, any Person.

(b) The Company has delivered to or made available to Buyer a true, correct and complete copy of each Material Agreement and a written summary of each oral Material Agreement. With respect to each Material Agreement:

(i) each Material Agreement is legal, valid, binding and enforceable and in full force and effect with respect to the Company or its Subsidiaries and, to the Knowledge of the Company, the written arrangement is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought);

(ii) each Material Agreement will continue to be legal, valid, binding and enforceable and in full force and effect against the Company, and to the Knowledge of the Company against each other party thereto, immediately following the Closing in accordance with the terms thereof (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought) as in effect prior to the Closing; and

(iii) neither the Company nor its Subsidiaries is in breach or default, and, to the Knowledge of the Company, no other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement.

Section 2.13 Insurance.

(a) Section 2.13 of the Company Disclosure Letter sets forth a true, correct and complete list of each insurance policy (including fire, theft, casualty, general liability, director and officer, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Section 2.13 of the Company Disclosure Letter sets forth a true, correct and complete list of each person or entity required to be listed as an additional insured under each such policy. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect following the Closing.

(b) The Company is not in breach or default, and does not anticipate being in breach or default after Closing (including with respect to the payment of premiums or the giving of notices) under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and the Company has not received any written notice or, to the Knowledge of the Company, oral notice, from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Company has not incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

Section 2.14 Litigation.

(a) Except as set forth and described Section 2.14 of the Company Disclosure Letter, there are no claims, actions, suits, proceedings or investigations of any nature pending or, to the Knowledge of the Company, threatened against the Company or any properties or rights of the Company, before any court, administrative, governmental or regulatory authority or body. The Company is not subject to any order, judgment, injunction or decree.

(b) There are no agreements or other documents or instruments settling any material claim, complaint, action, suit or other proceeding against the Company.

Section 2.15 Employees.

(a) Set forth on Section 2.15(a) of the Company Disclosure Letter is a true, correct and complete list of all current employees of Company and its Subsidiaries, including date of employment, current title and compensation (including commissions, bonus and other compensation), and date and amount of last increase in compensation. None of the Company’s employees are members of a labor union. The Company is not a party to any collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative and to the Knowledge of the Company, there is no organization effort currently being made by or on behalf of any labor union with respect to employees of the Company or its Subsidiaries. The Company has not experienced, and to the Knowledge of the Company, there is no basis for, any strike, grievances, claims of unfair labor practices, material labor trouble, work stoppage, slow down or other interference with or impairment of the business of Company.

(b) To the Knowledge of the Company, no employee has any plans to terminate employment with the Company within six months of the date hereof.

(c) The Company is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, or health, fair employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. There are no proceedings pending or, to the Knowledge of the Company, threatened, between the Company and its employees.

(d) Section 2.15(d) of the Company Disclosure Letter sets forth a true, correct and complete list of Persons whose employment has been terminated by the Company in the 90 days prior to Closing.

Section 2.16 Employee Benefits.

(a) Neither the Company, its Subsidiaries nor any predecessor in interest thereof has maintained, or currently maintain, any Employee Benefit Plan. At no time has the Company, its Subsidiaries or any ERISA Affiliate been obligated to contribute to any “multi-employer plan” (as defined in Section 4001(a)(3) of ERISA). Neither the Company its Subsidiaries nor any predecessor in interest thereof has any liabilities or obligations with respect to any Employee Benefit Plan.

(b) Section 2.16(b) of the Company Disclosure Letter discloses each: (i) agreement with any manager, executive officer or other key employee of the Company or its Subsidiaries, including (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such manager, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or included in the determination of such person’s “parachute payment” under Section 280G(b)(1) of the Code; and (iii) agreement or plan binding the Company or its Subsidiaries, including any option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(c) For purposes of this Agreement:

(i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, options, or other forms of incentive compensation or post-retirement compensation; and

(ii) “ERISA Affiliate” means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or its Subsidiaries.

Section 2.17 Permits. Section 2.17 of the Company Disclosure Letter sets forth a true, correct and complete list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including those issued or required under applicable export laws or regulations) (“Permits”) issued to or held by the Company and its subsidiaries. Such listed Permits are the only Permits that are required for the Company and its subsidiaries to conduct their business as presently conducted. Each such Permit is in full force and effect and to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

Section 2.18 Broker’s Fees. Neither the Company nor any of its subsidiaries has any liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement other than to Jack Dowling pursuant to his Consulting Agreement.

Section 2.19 Books and Records.

(a) The books, records and accounts of the Company (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company, and (d) accurately and fairly reflect the basis for the Financial Statements.

(b) The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 2.20 Banking Relationships and Investments. Section 2.20 of the Company Disclosure Letter sets forth sets forth a true, correct and complete list of all banks and financial institutions in which the Company has an account, deposit, safe-deposit box or borrowing relationship, factoring arrangement or other loan facility or relationship, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under loan facilities, or to obtain access to such boxes. Section 2.20 of the Company Disclosure Letter sets forth a true, correct and complete list of all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by the Company (the “Investments”). The Company has good and legal title to all Investments.

Section 2.21 Disclosure. No representation or warranty by the Company contained in this Agreement, including any statement contained in the Company Disclosure Letter or any document delivered in connection herewith, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

Section 2.22 Investment Representations of Members. Each Member hereby represents and warrants only with respect to himself:

(a) The Series B Preferred, the Conversion Shares issuable upon conversion of the Series B Preferred (collectively, the “Issuable Securities”) will be acquired for investment for Member’s own account in accordance with the percentage ownership set forth in Schedule 2.22, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Member has no present intention of selling, granting any participation in, or otherwise distributing the same. The Member does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation in any of the Securities to such person or to any third person.

(b) The Investor has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the offering and sale of the Securities.

(c) The Member acknowledges that he has (i) such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Securities, (ii) had such risks explained to him and has determined that such investment is suitable for him in view of his financial circumstances and available investment opportunities, (iii) sufficient net worth and income to bear the economic risk of this investment, and (iv) no need for liquidity of the investment and no reason to anticipate any change in the his financial circumstances which may cause or require any sale, transfer or other distribution of the Securities.

(d) The Member is an “accredited investor” within the meaning of the Securities and Exchange Rule 501(a) of Regulation D, as presently in effect.

(e) The Member understands that the Securities it is acquiring are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Member is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Member understands that reliance by Buyer on such exemptions is predicated in part on the Member’s representations contained in this Agreement.

(f) The Member understands and agree that the certificates evidencing the Securities may bear a one or all of the following legends:

(i) A legend in substantially the following form:

(ii) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.”

(iii) Any additional legend required by the laws of the State of California or any other applicable state.

ARTICLE III
Representations and Warranties of Buyer and Buyer Sub

Except as set forth in the Buyer Disclosure Letter which is attached to and incorporated into this Agreement for all purposes (the “Buyer Disclosure Letter”), Buyer and Buyer Sub, jointly and severally, represent and warrant to the Company and the Members as of the Closing Date as follows:

Section 3.1 Organization, Qualification and Corporation Power. Each of Buyer and Buyer Sub as of the Effective Time (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and proposed to be conducted, and (b) is duly qualified as a foreign corporation to do business, and is in good standing, in each other jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except in the case of clause (b) for failures which, when taken together with all other such failures, would not have a Material Adverse Effect on Buyer. Buyer Sub is a wholly owned Subsidiary of Buyer.

Section 3.2 Authority Relative to this Agreement. Each of Buyer and Buyer Sub has the necessary corporate power and authority to enter into this Agreement and, subject to the filing of the Articles of Merger and the Certificate of Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by Buyer and Buyer Sub and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and Buyer Sub and, subject to the filing of the filing of the Articles of Merger and the Certificate of Merger, no other corporate proceeding is necessary for the execution and delivery of this Agreement by Buyer and Buyer Sub, the performance by them of their respective obligations hereunder and the consummation by them of the transactions contemplated hereby. As of the Effective Time this Agreement has been duly executed and delivered by Buyer and Buyer Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company and the Members, constitutes a legal, valid and binding obligation of each of Buyer and Buyer Sub, enforceable against each in accordance with its terms, except that (a) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereinafter in effect, affecting creditors’ rights generally, and (b) the general principles of equity (regardless of whether enforceability is considered at a proceeding at Law or in equity).

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Buyer and Buyer Sub do not, and the consummation by each of them of the transactions contemplated hereby will not, (i) conflict with or violate any Law, court order, judgment or decree applicable to Buyer or Buyer Sub or by which any of their respective property is bound, (ii) violate or conflict with the Articles of Incorporation or Bylaws (or comparable organizational documents) of either Buyer or Buyer Sub, or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of Buyer or any of its Subsidiaries pursuant to, any contract, instrument, Permit or license to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries or their respective property is bound, except in the case of clauses (i) and (iii) for conflicts, violations, breaches or defaults which, individually or in the aggregate, would not have or result in a Material Adverse Effect on Buyer.

(b) Except for the filing of the Articles of Merger and the Certificate of Merger, and applicable requirements, if any, under “takeover” or “blue sky” Laws of various states, neither Buyer nor Buyer Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby the failure of which to submit would, individually or in the aggregate, have or result in a Material Adverse Effect on Buyer. No waiver, consent, approval or authorization of any Governmental Entity or any third party is required to be obtained or made by Buyer or Buyer Sub in connection with its execution, delivery or performance of this Agreement the failure of which to obtain or make, individually or in the aggregate, would have or result in a Material Adverse Effect on Buyer.

Section 3.4 Broker’s Fees. Neither Buyer nor Buyer Sub has any liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement other than fees and commissions to Jesup & Lamont Securities Corporation in connection with the Financing.

Section 3.5 Issuance of the Issuable Securities. The Issuable Securities are duly authorized and, when issued and paid for in accordance with the terms hereof and thereof, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens other than restrictions on transfer provided for in this Agreement or the Escrow Agreement or imposed by applicable securities laws and shall not be subject to preemptive or similar rights of stockholders. Assuming the accuracy of the representations and warranties of the Purchasers, the Issuable Securities will be issued in compliance with all applicable federal and state securities laws. The issue and sale of the Issuable Securities will not, immediately or with the passage of time, obligate the Buyer to issue shares of its securities to any person other than the Purchasers and will not result in a right of any holder of Buyer’s securities to adjust the exercise, conversion, exchange or reset price under such securities.

Section 3.6 Capitalization. The approximate aggregate number of shares and type of all authorized, issued and outstanding classes of capital stock, options and other securities of the Buyer (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Buyer) is specified in the SEC Reports (as defined below). Except as specified in the SEC Reports, no securities of the Buyer are entitled to preemptive or similar rights, and no person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated hereby; except as specified in the SEC Reports, the Buyer has not issued any other options, warrants or scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or entered into any agreement giving any person any right to subscribe for or acquire, any shares of Common Stock or Series B Preferred Stock; except as specified in the SEC Reports, there are no contracts, commitments, understandings, or arrangements by which the Buyer is or may become bound to issue additional shares of the capital stock of the Buyer or options, securities or rights convertible into shares of capital stock of the Buyer; except for customary adjustments as a result of stock dividends, stock splits, combination of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security issued by Buyer (or in any agreement providing rights to security holders) and the issuance and sale of the Shares will not obligate Buyer to issue securities to any person (other than the Purchasers) and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities; Buyer is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of Buyer.

Section 3.7 SEC Reports. The Common Stock of Buyer is registered pursuant to Section 12(g) of the Exchange Act. Buyer has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the calendar year prior to the Closing Date (the foregoing materials being collectively referred to herein as the “SEC Reports” and together with this Agreement, the “Disclosure Materials”). As of their respective dates, or to the extent corrected by a subsequent restatement, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.8 Financial Statements. The financial statements of Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing (or to he extent corrected by a subsequent restatement). Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Buyer and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

Section 3.9 Tax Matters. Buyer (i) has accurately and timely prepared and filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all material taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, with respect to which adequate reserves have been set aside on the books of Buyer and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Buyer know of no basis for such claim. Buyer has not waived or extended any statute of limitations at the request of any taxing authority. There are no outstanding tax sharing agreements or other such arrangements between Buyer and any other corporation or entity and Buyer is not presently undergoing any audit by a taxing authority.

Section 3.10 Environmental Matters. To Buyer’s knowledge, Buyer (i) is not in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) does not own or operate any real property contaminated with any substance in violation of any Environmental Laws, (iii) is not liable for any off-site disposal or contamination pursuant to any Environmental Laws, and (iv) is not subject to any claim relating to any Environmental Laws; which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to Buyer’s knowledge, threatened investigation that might lead to such a claim.

Section 3.11 Litigation. There is no pending action which adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares.

Section 3.12 Employment Matters. To Buyer’s knowledge, Buyer is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Buyer is not a party to any collective bargaining agreement.

Section 3.13 Compliance. Buyer, except in each case as, individually or in the aggregate, has not and could not reasonably be expected to result in a Material Adverse Effect (i)  is in violation of any order of any court, arbitrator or governmental body having jurisdiction over Buyer or its properties or assets, or (ii) to Buyer’s knowledge, is or has been in violation of any statute, rule or regulation of any governmental authority applicable to Buyer.

Section 3.14 Regulatory Permits. To Buyer’s knowledge, Buyer possesses all certificates, authorizations and permits issued by the federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits, individually or in the aggregate, has not and could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and Buyer has not received any notice of proceedings relating to the revocation or modification of any such Material Permit.

Section 3.15 Title to Assets. Buyer has good and marketable title in all personal property owned by it that is material to the business of Buyer, in each case free and clear of all Liens, except for Liens that do not, individually or in the aggregate, have or result in a Material Adverse Effect.

Section 3.16 Patents and Trademarks. To Buyer’s knowledge, Buyer owns, possesses, licenses or has other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of its business as now conducted or as proposed to be conducted; except as set forth in the SEC Reports and except where such violations or infringements would not reasonably be expected to result in a Material Adverse Effect, and (a) to Buyer’s knowledge, there are no rights of third parties to any such Intellectual Property; (b) to Buyer’s knowledge, there is no infringement by third parties of any such Intellectual Property; (c) there is no pending or, to Buyer’s knowledge, threatened action, suit, proceeding or claim by others challenging Buyer’s rights in or to any such Intellectual Property, and Buyer is unaware of any facts which would form a reasonable basis for any such claim; (d) there is no pending or, to Buyer’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property; and (e) there is no pending or, to Buyer’s knowledge, threatened action, suit, proceeding or claim by others that Buyer infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, and Buyer is unaware of any other fact which would form a reasonable basis for any such claim. All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of Buyer’s business as currently conducted to which Buyer is a party or by which any of its material assets are bound (other than generally commercially available, non-custom, off the shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, “License Agreements”) are valid and binding obligations of Buyer and, to Buyer’s knowledge, the other parties thereto, enforceable in accordance with their respective terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by Buyer under such License Agreement.

Section 3.17 Insurance. Buyer is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses and location in which Buyer is engaged. To Buyer’s knowledge, it will be able to renew existing insurance coverage for Buyer as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 3.18 Transactions With Affiliates and Employees. Except as set forth in the SEC Reports made on or prior to the date hereof, none of the officers or directors of Buyer and, to Buyer’s knowledge, none of the employees of Buyer is presently a party to any transaction with Buyer or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.19 Sarbanes Oxley Act. Buyer is in compliance with applicable requirements of the Sarbanes Oxley Act of 2002 and applicable rules and regulations promulgated by the Commission thereunder, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.20 Private Placement. Assuming the accuracy of the Members’ representations and warranties set forth in Section 2, no registration under the Securities Act is required for the offer and sale of the Issuable Securities by Buyer to the Purchasers hereunder and thereunder. Buyer’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of terminating the registration of Buyer’s Common Stock under the Exchange Act, nor has Buyer received any notification that the Commission is contemplating terminating such registration.

Section 3.21 No Directed Selling Efforts or General Solicitation. Neither Buyer nor any of its affiliates, nor any person acting on its or their behalf has conducted any “general solicitation” or “general advertising” (as those terms are used in Regulation D) in connection with the offer or sale of any of the Shares.

Section 3.22 Investment Company. Buyer is not required to be registered as, and is not an affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.23 Questionable Payments. Neither Buyer nor, to Buyer’s knowledge, directors, officers, employees, agents or other persons acting on behalf of Buyer has, in the course of its actions for, or on behalf of, Buyer: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees from corporate funds; (c) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.24 Application of Takeover Protections. Except as described in the SEC Reports, there is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Buyer’s charter documents or the laws of the State of Nevada that is or could reasonably be expected to become applicable to Purchasers as a result of the parties fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation Buyer’s issuance of the Shares and the Purchaser’s ownership of the Shares.

Section 3.25 Disclosure. No representation or warranty by Buyer or Buyer Sub contained in this Agreement, including any statement contained in the Buyer Disclosure Letter or any document delivered in connection herewith, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

ARTICLE IV
Conditions of Merger

Section 4.1 Conditions to Obligations of Buyer and Buyer Sub to Effect the Merger. The obligations of Buyer and Buyer Sub to effect the Merger will be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

(a) Representations and Warranties. Those representations and warranties of the Company and the Members set forth in this Agreement will be true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations and warranties will be true and correct as of such date). Buyer shall receive a certificate to such effect executed by the Company’s Manager.

(b) Agreements and Covenants. The Company and the Members shall have performed in all material respects all obligations and complied in all material respects with all of their respective agreements and covenants required to be performed or complied with under this Agreement. The Buyer shall receive a certificate to such effect executed by the Company’s Manager.

(c) Certificate of Secretary. Buyer will have received from the Company’s Secretary or another authorized officer or manager of the Company, a certificate (i) certifying the Company’s Articles of Organization, (ii) certifying the Company’s Operating Agreement, (iii) certifying the bylaws of the Company, (iv) certifying the resolutions of the board of managers of the Company, (v) certifying the resolutions of the Members and (vi) attesting to the incumbency of the officers of the Company.

(d) Required Consents. Any consent, authorization, order or approval of (or filing or registration with) any third party identified by Buyer on Schedule 4.1(d) will have been obtained or made.

(e) Legal Opinion. Buyer will have received an opinion, dated the Closing Date, of counsel to the Company, in substantially the form of Exhibit D attached hereto.

(f) Employment Agreements. The Members shall have entered into the Employment Agreements attached hereto as Exhibits E-1, E-2, E-3, E-4 and E-5.

Section 4.2 Conditions to Obligations of the Company and the Members to Effect the Merger. The obligations of the Company and the Members to effect the Merger will be further subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

(a) Representations and Warranties. Those representations and warranties of Buyer and Buyer Sub set forth in this Agreement will be true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations will be true and correct as of such date). The Company shall receive a certificate to such effect executed by the Buyer’s Chief Executive Officer.

(b) Agreements and Covenants. Buyer and Buyer Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Buyer and Buyer Sub required to be performed or complied with by them under this Agreement. The Company shall receive a certificate to such effect executed by the Buyer’s Chief Executive Officer.

(c) Certificate of Secretary. The Company will have received from the corporate secretary of each of Buyer and Buyer Sub a certificate (i) certifying Buyer’s and Buyer Sub’s Articles of Incorporation and Articles of Incorporation, respectively, (ii) certifying the bylaws of Buyer and Buyer Sub, (iii) certifying the resolutions of the board of directors of Buyer and Buyer Sub, and (iv) certifying the resolutions of the stockholder of Buyer Sub.

(d) Required Consents. Any consent, authorization, order or approval of (or filing or registration with) any third party identified by the Company on Schedule 4.2(d) will have been obtained or made.

ARTICLE V
Further Assurances and Covenants

Section 5.1 Non-Competition and Other Covenants.

(a) Agreement Not to Compete. For a period of two (2) years after the Closing Date none of the Members shall be engaged or interested in any business which distributes energy efficient equipment. Each of the Members shall be deemed to be interested in a business if he or she is engaged or interested in that business as a member, stockholder, manager, director, officer, employee, salesman, sales representative, agent, partner, individual proprietor, consultant or otherwise, but not if such interest is limited solely to ownership of 2% or less of the equity or debt securities of any class of a corporation whose shares are listed for trading on a national securities exchange or traded in the over the counter market.

(b) Non-solicitation. For a period of five (5) years after the Closing Date, none of the Members shall, directly or indirectly, (a) cause or attempt to cause any customer, client, account or vendor, or prospective customer, client, account or vendor to divert, terminate, limit or in any manner modify or fail to enter into any actual or potential business relationship with the Surviving Corporation, or (b) divert, solicit or employ, or attempt to divert, solicit or employ, any employees of the Surviving Corporation except for those individuals identified on Schedule 5.2(b). For purposes of this Section 5.2, a prospective customer, client, account or vendor shall mean any customer, client, account or vendor that any Member was involved with or had Knowledge of in his or her position with the Company for the twelve month period prior to the Closing Date.

(c) Necessary and Reasonable. Each Member agrees that the covenants provided for in Section 5.2 hereof are necessary and reasonable in order to protect the Surviving Corporation in the conduct of its business, to protect the trade secrets and other proprietary information of the Surviving Corporation and to protect the Surviving Corporation in the utilization of the assets, tangible and intangible, including the goodwill of the Surviving Corporation.

Section 5.2 Escrow of Series B Preferred Shares. The Series B Preferred Shares shall be placed by Buyer with Seyfarth Shaw LLP to secure Seller’s indemnification obligations under this Agreement and any damages arising from litigation between Seller and Green Core Technology as set forth in the Company Disclosure Letter. The escrow agreement shall be in the form attached hereto as Exhibit F (the “Escrow Agreement”). The escrow shall be for a period of two years from the date of this Agreement.

Section 5.3 Adjustment for Dilutive Issuances. If Buyer, at any time prior to conversion of the Series B Preferred Shares, shall issue any shares of Common Stock or securities of Buyer convertible into shares of Common Stock at a price per share of Common Stock less than $0.50 per share, other than an Excluded Issuance (as hereinafter defined), then, and in each such case, the Members shall be entitled to participate on the same terms in such additional issuance of securities.

The following shall be deemed “Excluded Issuances” for the purpose of this Section 5.3:

Buyer’s granting of stock options, and/or issuance of Common Stock upon exercise thereof, to directors, officers, employees or consultants of Buyer pursuant to any benefit plan approved by the holders of a majority of the shares of Common Stock;

The issuance or sale of shares of Common Stock issuable upon the exercise of outstanding securities of the Buyer; and

The issuance of shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock (and the shares of Common Stock issuable upon the conversion, exercise or exchange thereof) in connection with any future acquisition, merger or other business combination, purchase of assets or of all or a portion of a business or other strategic relationship entered, by the Company or any of its subsidiaries.

Section 5.4 Spin-off of the Company. The Members of the Company may choose to either convert their Series B Preferred Shares or to take the Company public through a firm commitment underwritten initial public offering (“IPO”) under the Securities Act. In the event that the bid price of Buyer’s shares of Common Stock is less or unchanged from the date of this Agreement until the date of the IPO, Buyer shall retain 50% of the Company’s common stock that is not distributed to the public. In the event that the bid price of Buyer’s shares of Common Stock increases 200% or more from the date of this Agreement until the date of the IPO, Buyer shall retain 75% of the Company’s common stock that is not distributed to the public. In the event that the bid price of Buyer’s shares of Common Stock is greater than the bid price of the Buyer’s Common Stock on the date of this Agreement but less than 200% more than the bid price of Buyer’s Common Stock on the date of this Agreement, then Buyer shall receive an additional 5% of the Company’s common stock that is not distributed to the public for each 20% increase in Buyer’s Common Stock bid price.

ARTICLE VI
Survival and Indemnification

Section 6.1 Survival of Representations. All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other parties to this Agreement, until the earlier of the termination of this Agreement or two (2) years after the Closing Date (the “Survival Period”), whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period). The parties’ post-closing remedies for a breach are not limited by the pre-closing discovery of a breach.

Section 6.2 Indemnification of Buyer and Buyer Sub. Subject to the limitations set forth in this ARTICLE VI, the Company and the Members agree to jointly and severally indemnify and hold harmless Buyer, Buyer Sub and their respective officers, directors, agents and employees, and each Person, if any, who controls or may control Buyer within the meaning of the Securities Act (hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all third party claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (hereinafter referred to as “Damages”):

(a) Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by the Company or any Member in this Agreement or any certificate, document or instrument delivered by or on behalf of the Company or any Member pursuant hereto (other than with respect to changes in the truth or accuracy of the representations and warranties of the Company or any Member under this Agreement after the date hereof if the Company or such Member has advised Buyer and Buyer Sub of such changes in an update to the Company’s Disclosure Letter delivered prior to the Closing and Buyer and Buyer Sub have nonetheless proceeded with the Closing); or

(b) Resulting from any failure of any Member to have good, valid and marketable title to the issued and outstanding Membership Interests held by such Member, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such Membership Interests in favor of the Merger and the other transactions contemplated by the Agreement.

Section 6.3 Indemnification of Members and Company. Subject to the limitations set forth in this ARTICLE VI, the Buyer and Buyer Sub agree to jointly and severally indemnify and hold harmless the Members and their respective heirs, successors and assigns, and the Company and its officers, managers, agents and employees, from and against any and all Damages:

(a) Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by the Buyer or Buyer Sub in this Agreement or any certificate, document or instrument delivered by or on behalf of the Buyer or Buyer Sub pursuant hereto (other than with respect to changes in the truth or accuracy of the representations and warranties of the Buyer or Buyer Sub under this Agreement after the date hereof if the Buyer or Buyer Sub has advised the Members and Company of such changes in an update to the Buyer Disclosure Letter delivered prior to the Closing and the Members and Company have nonetheless proceeded with the Closing);

(b) Resulting from any breach of any covenant, agreement or obligation of Buyer or Buyer Sub in this Agreement or any certificate, document or instrument delivered by or on behalf of the Buyer and Buyer Sub hereto (except where the breach has resulted from an act or omission of the Company or the Members before the Closing); or

(c) In connection with any personal guarantees of the Members executed in the ordinary course of business prior to Closing and identified on Schedule 1.2.

Section 6.4 Limitations on Indemnity Obligations.

(a) Notwithstanding anything to the contrary herein, in no event shall a party or person having the indemnity obligation under this ARTICLE VI (“Indemnifying Party”) have any liability for an indemnity obligation under this ARTICLE VI unless and until the Damages relating to the party’s indemnity claims exceed $10,000 in the aggregate. From and after the time the aggregate Damages for an Indemnified Party’s indemnity claims exceed $10,000, the limitation set forth in this Section 6.4 shall be of no further force and effect and the Indemnifying Party shall be liable for the entire amount of the Damages, subject to the liability limitations set forth below;

(b) No Indemnified Person shall be entitled to seek indemnification from any Indemnifying Party pursuant to this ARTICLE VI with respect to any claim or demand unless the Indemnified Party notifies such Indemnifying Party of such claim or demand in writing within two years after the Closing Date; and

(c) Notwithstanding anything to the contrary herein, in no event will the Member’s indemnity obligations under this ARTICLE VI exceed the aggregate amount of $500,000, (the amount of the value of the Merger Consideration as of the Closing Date). In no event will the Buyer’s indemnity obligation under this ARTICLE VI exceed the aggregate amount of $500,000.

Section 6.5 Escrow. Upon notice to the Members specifying in reasonable detail the basis therefor, Buyer may give notice of a claim in such amount under the Escrow Agreement. Neither the exercise of nor the failure to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE VII
Covenants of The Company Prior to Closing

Section 7.1 Access and Investigation. Between the date of this Agreement and the Closing, and upon reasonable advance notice received from Buyer, the Company shall (and the Members shall cause the Company to):

(a) afford Buyer and its representatives and prospective lenders and their representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to the Company’s personnel, properties (including subsurface testing), contracts, Permits, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Company; (b) furnish Buyer Group with copies of all such contracts, Permits, books and records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and

(b) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to the Company.

Section 7.2 Operation of the Business of Seller. Between the date of this Agreement and the Closing, the Company shall (and the Members shall cause the Company to):

(a) conduct its business only in the ordinary course of business, consistent with past practice;

(b) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its best efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c) confer with Buyer prior to implementing operational decisions of a material nature;

(d) otherwise report periodically to Buyer concerning the status of its business, operations and finances;

(e) make no material changes in management personnel without prior consultation with Buyer;

(f) maintain its assets in a state of repair and condition that complies with Laws and is consistent with the requirements and normal conduct of the Company’s business;

(g) keep in full force and effect, without amendment, all material rights relating to the Company’s business;

(h) comply with all Laws and contractual obligations applicable to the operations of the Company’s business;

(i) continue in full force and effect the insurance coverage under the policies set forth in Schedule 2.13 or substantially equivalent policies;

(j) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Benefit Plan without the express written consent of Buyer, and except as required under the provisions of any Employee Benefit Plan, not make any contributions to or with respect to any Employee Benefit Plan without the express written consent of Buyer, provided that the Company shall contribute that amount of cash to each Employee Benefit Plan necessary to fully fund all of the benefit liabilities of such Employee Benefit Plan on a plan-termination basis as of the Closing;

(k) upon request from time to time, execute and deliver all documents, make all truthful oaths and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the transactions contemplated by this Agreement, all without further consideration; and

(l) maintain all books and records of the Company relating to the Company’s business in the ordinary course of business, consistent with past practice.

Section 7.3 Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, the Company shall not, and the Members shall not permit the Company to, without the prior written consent of Buyer:

(a) take any affirmative action, or fail to take any reasonable action within its control, the result of which would be likely constitute a Material Adverse Effect on the Company;

(b) make any modification to any material contract or Permit; or

(c) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the business of the Company or its assets, liabilities or properties.

Section 7.4 Notification. Between the date of this Agreement and the Closing, the Company and the Members shall promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a breach of any of the Company’s or such Member’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Company’s or such Member’s discovery of, such fact or condition. Should any such fact or condition require any change to the Company Disclosure Letter, the Company and the Members shall promptly deliver to Buyer a supplement to the Company Disclosure Letter specifying such change. Such delivery shall not affect any rights of Buyer under this Agreement. During the same period, the Company and the Members also shall promptly notify Buyer of the occurrence of any breach of any covenant of the Company or such Member or of the occurrence of any event that may make the satisfaction of the conditions to Closing impossible or unlikely.

Section 7.5 No Negotiation. Until such time as this Agreement shall be terminated pursuant to the terms hereof, neither the Company nor any Member shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving the Company, including the sale by Members of the Membership Interests, the merger or consolidation of the Company or the sale of the Company’s business or any of the the Company’s assets (other than in the ordinary course of business). The Company and the Members shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same.

Section 7.6 Best Efforts. The Company and the Members shall use their best efforts to cause the conditions in Section 4.1 to be satisfied.

Section 7.7 Payment of Liabilities. The Company shall pay or otherwise satisfy in the ordinary course of business, consistent with past practice, all of its liabilities and obligations.

ARTICLE VIII
General and Miscellaneous Provisions

Section 8.1 Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made (a) as of the date delivered, if delivered personally or by overnight courier, (b) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above), and, in each case to the parties at the following addresses or facsimile number (or at such other address for a party as will be specified by like notice, except that notices of changes of address will be effective upon receipt):

(a)	If to Buyer or Buyer Sub:

Neah Power Systems, Inc.
222118 20th Avenue
Suite 142
Bothell, Washington 98021
Attention: Gerard C. D’Couto, President and CEO
Facsimile: (425) 483-8454

With a copy (which will not constitute notice) to:

Seyfarth Shaw LLP
815 Connecticut Ave., N.W., Suite 500
Washington, D.C. 20006
Attention: Ernest M. Stern, Esq.
Facsimile: (202) 641-9260

(b)	If to the Company or to the Members (prior to the Closing Date):

SolCool One, LLC
525 Amigos Drive
Suite “5”
Redlands, California 92373
Attention: Mark Walsh, Managing Member
Facsimile: (909) 747-0311

With a copy (which will not constitute notice) to:

Anker, Reed, Hymes, Schreiber & Cohen
1901 Avenue of the Stars, 11th Floor
Los Angeles, CA 90067
Attention: Martin S. Reed, Esq.
Facsimile: (310) 286-7120

For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in Washington, D.C. are authorized or required by law to close.

Section 8.2 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees, costs and expenses.

Section 8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.4 Entire Agreement. This Agreement and the schedules and exhibits attached hereto, constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 8.5 Public Announcements. Buyer and the Company will consult with each other before holding any press conferences, analyst calls or other meetings or discussions and before issuing any press release or other public announcements with respect to the transactions contemplated by this Agreement, including the Merger. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, including the Merger, and will not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement will be mutually agreed upon prior to the issuance thereof. In addition, the Company will, and will cause its Subsidiaries to consult with Buyer regarding communications with customers, members and employees relating to the transactions contemplated by this Agreement.

Section 8.6 No Third-Party Beneficiaries. Except for the parties hereto, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

Section 8.7 Assignment. This Agreement will not be assigned by operation of Law or otherwise, except that Buyer and Buyer Sub may assign all or any of their rights hereunder to any Affiliate of Buyer; provided, however, that no such assignment will relieve the assigning party of its obligations hereunder. This Agreement will be binding upon, and will be enforceable by and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 8.9 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Washington applicable to contracts executed in and to be performed entirely within that State.

Section 8.10 Consent to Jurisdiction. Any dispute arising under this Agreement shall be submitted to arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures before a single arbitrator in Bothell, Washington in the event that both Buyer and the Company agree to submit such dispute to binding arbitration. Judgment on the Award may be entered in any court having jurisdiction. Submission of a dispute under this Agreement shall not preclude Buyer and the Company from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. In the event that the parties do not agree to submit such dispute to arbitration, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Washington or any Washington state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Washington or a Washington state court.

Section 8.11 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be understood to be followed by the words “without limitation.”

Section 8.12 Construction. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which will constitute one and the same agreement.

Section 8.14 Confidentiality. The Company, Buyer and Buyer Sub each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, the Company, Buyer and Buyer Sub each agree (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law.

Section 8.15 Termination. This Agreement may be terminated either (i) by the Company in the event that Buyer fails to meet the funding obligation in Section 1.8 or (ii) by Buyer or the Company upon written notice to the other, if the Closing has not been consummated on or prior to 5:00 p.m. (Pacific time) on November 26th, 2008; provided, however, that the right to terminate this Agreement under this Section 8.15 shall not be available to any party whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time. Nothing in this Section 8.15 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

[REMAINDER OF PAGE LEFT BLANK.]

IN WITNESS WHEREOF, Buyer, Buyer Sub, the Company and the Members have executed this Agreement as of the date first written above.

NEAH POWER SYSTEMS, INC.

By:	/s/ Gerard C. D’Couto
Name:	Gerard C. D’Couto
Title:	President

NEAH POWER ACQUISITION CORP.

By:	/s/ Gerard C. D’Couto
Name:	Gerard C. D’Couto
Title:	President

SOLCOOL ONE, LLC

By:	/s/ Mark Walsh
Name:	Mark Walsh
Title:	Managing Member

MEMBER:

/s/ Mark Walsh
Mark Walsh

EXHIBIT A

Buyer Sub Articles of Incorporation

A-1

EXHIBIT B

Buyer Sub Bylaws

B-1

EXHIBIT C

Form of Acquisition Warrant

C-1

EXHIBIT D

Legal Opinion

D-1

EXHIBIT E-1 through E-5

Employment Agreements

E-1

EXHIBIT F

Form of Escrow Agreement

F-1